Exhibit 99.1

Contact:	Christina Pretto (News Media) 212-770-7083

Teri Watson (Investment Community) 212-770-7074
AIG BOARD OF DIRECTORS ELECTS ROBERT H. BENMOSCHE
PRESIDENT AND CEO
NEW YORK, August 3, 2009 — American International Group, Inc. (AIG) today announced that its Board of Directors has elected Robert H. Benmosche President and Chief Executive Officer. Mr. Benmosche was also elected a member of the Board of Directors and will assume his new roles on August 10, 2009, with the retirement of Chairman and Chief Executive Officer Edward M. Liddy.
     “AIG and American taxpayers are fortunate to gain the commitment of Bob Benmosche, a highly experienced executive who understands the challenges and opportunities of restructuring complex organizations,” Mr. Liddy said. “Our stakeholders can look forward to a seamless transition and rest assured that the work of rebuilding the value of AIG’s businesses and repaying the government will continue uninterrupted.”
     Dennis Dammerman, Chairman of the AIG Board of Directors’ Search Committee, said that Mr. Benmosche’s experience is an ideal match for AIG. “Bob’s outstanding track record as head of a major insurer and his success in business integration and execution of major transactions make him well-suited to lead AIG in the next phase of its restructuring. We are confident he will continue the substantial progress the company has achieved under the leadership of Ed Liddy. Ed answered the call for public service amid an extraordinary financial crisis that has only now begun to ease, and our company and country owe him a debt of gratitude.”
     “Ed and his team have done a terrific job stabilizing AIG and implementing a strategy to repay the Company’s stakeholders, including taxpayers,” Mr. Benmosche said. “Now he has passed the baton to me, and I look forward to continuing the race. With my AIG colleagues, we will focus on this mission: maximizing the value of the company’s assets and meeting all of our stakeholder obligations.”
     In addition, the Company announced that Paula Rosput Reynolds, Vice Chairman and Chief Restructuring Officer, has decided to leave the company effective late in the third quarter of 2009. “Paula has played an instrumental role in our progress, having divested operations around the world and implemented a durable, long-term restructuring plan that has stabilized the Company and provided time for asset values to recover,” Mr. Liddy said. “I could not have asked for a better partner, and we all wish her well in her future endeavors.”
     Mr. Benmosche, 65, is former Chairman, President, and Chief Executive Officer of MetLife, a leading provider of insurance and other financial services. Mr. Benmosche led the transition of MetLife from a mutual to a public company in 2000. He joined MetLife in 1995 as Executive Vice President responsible for business integration and product development, marketing and sales efforts focused on MetLife’s individual customers. Earlier in his career he served as Executive Vice President for PaineWebber, Inc., where he directed the merger of Kidder Peabody into PaineWebber. He also served in various capacities with Chase Manhattan Bank from 1976 to 1982.
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American International Group, Inc.
70 Pine Street, New York, NY 10270

AIG Board of Directors Elects Robert H. Benmosche President and CEO
August 3, 2009
Page two
     Mr. Benmosche has served as a member of the Board of Directors of Credit Suisse Group since 2002. Mr. Benmosche served as a Lieutenant in the United States Army from 1966 to 1968. He received a B.A. degree in Mathematics from Alfred University in 1966.
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American International Group, Inc. (AIG), a world leader in insurance and financial services, is the leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In addition, AIG companies are leading providers of retirement services, financial services and asset management around the world. AIG’s common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.
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